Exhibit 99.2

NEWS RELEASE: Nov. 28, 2006

FARM - NASDAQ NATIONAL MARKET SYSTEM

Farmer Bros. Declares Dividend, Reports Stockholder Voting Results

TORRANCE, Calif.— (BUSINESS WIRE) — Nov. 28, 2006 — Farmer Bros. Co. (NASDAQ: FARM) today said its Board of Directors approved payment of a dividend of $0.11 per share for stockholders of record on Jan. 26, 2007, payable Feb. 12, 2007.

At the 2006 Annual Meeting, held Nov. 27, stockholders reelected two individuals to three-year terms on the Board of Directors. Here are the results of the voting:

Director Nominee	Votes Cast For	Votes Withheld
Carol Farmer Waite	15,148,984	612,740
John H. Merrell	13,114,105	2,647,619

In addition, stockholders ratified the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2007.   There were 15,545,137 votes for the appointment, 208,388 votes against the appointment, 8,199 abstentions and no broker non-votes.

Of the 16,075,080 shares of common stock outstanding and entitled to vote at the 2006 Annual Meeting, 15,761,724 were represented at the meeting, a 98% quorum.

Management presented stockholders its report on the state of the company. The Company filed a written version of that report on Form 8-K and will present the report on its web site, www.farmerbroscousa.com.

Farmer Bros. Co. is an institutional coffee roaster that sells a variety of coffee and allied products to the food service industry. The Company’s signature trucks and vans bearing the “Consistently Good” logo are seen throughout Farmer Brothers’ 28-state service area. Farmer Brothers has paid a dividend in every year since 1953, increased its dividend in every year since 1997, and its stock price has risen on a split-adjusted basis from $1.80 a share in 1980.. For more information, go to: www.farmerbroscousa.com.

Contact:        Abernathy MacGregor Group       Jim Lucas or Whitney Hays    213-630-6550